EXHIBIT 10.1

SECOND AMENDMENT TO THE
USEC INC. PENSION RESTORATION PLAN
(As Amended and Restated Effective January 1, 2008)

WHEREAS, the USEC Inc. Pension Restoration Plan (“Plan”) was amended and restated effective January 1, 2008; and further amended by the First Amendment dated August 1, 2008 and by resolution of the Compensation Committee of the Board of Directors on January 10, 2013; and
WHEREAS, a further amendment is desired in order to freeze the benefits accrued under the Plan effective August 5, 2013;
NOW, THEREFORE, the Plan is amended as follows, effective August 5, 2013:
I.
A new Section 1.4 is added to read as follows:
1.4. Plan Frozen August 5, 2013. The Qualified Plan (as defined in Section 1.2) was amended to freeze accruals thereunder effective August 5, 2013. Accordingly, benefits under the Plan also became frozen as of August 5, 2013.
II.
Section 4.1 is amended and restated to read as follows:
4.1 Amount of Benefits. The benefit payable under this Plan to the Participant with respect to Non-Grandfathered Benefits shall not increase after August 5, 2013, and accordingly shall be equal to the difference between the amount in (1) and the amount in (2) where -
(1)    is the amount of the retirement benefit that would be payable under the Qualified Plan as of August 5, 2013 in the form of a single life annuity beginning at the Participant's Retirement, before the application of the Section 401 Limits in effect on August 5, 2013 and the Section 415 Limits in effect on August 5, 2013 and by taking into account “Compensation” (as defined or interpreted under the Plan) earned as of August 5, 2013, or deferred as of August 5, 2013 by a Participant under the terms of any nonqualified deferred compensation plan maintained by the Corporation;
(2)    is the amount of the benefit actually payable as of August 5, 2013 under the Qualified Plan commencing at the Participant's Retirement in the form of a single life annuity.

The amount payable as Non-Grandfathered Benefits shall be the difference between the amount determined above and the amount of the Grandfathered Benefits.
III.
Section 4.2 is amended by adding the following at the end thereof:
The form of payment for Non-Grandfathered Benefits previously elected by the Participant under this Section 4.2 shall not be affected by the August 5, 2013 freeze in Plan benefits or any change in the form of benefit available under the Qualified Plan.
IV.
Section 4.3 is amended by adding the following at the end thereof:
The commencement date for Non-Grandfathered Benefits under Section 4.3 shall not be affected by the August 5, 2013 freeze in Plan benefits or any change in the time of payment under the Qualified Plan.
V.
Except as set forth herein, the Plan shall remain in full force and effect.

Executed this 25th day of July, 2013

USEC INC.
ATTEST:
By: /s/ Peter B. Saba Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary	By: /s/ Richard V. Rowland Vice President, Human Resources